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                                                                     EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements (Nos. 33-22205, 33-22206, and 33-80310) on Form S-8 of Peoples Heritage Financial Group, Inc. (the "Company") of our report, dated June 25, 1996, relating to the supplemental consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows, for each of the years in the three-year period ended December 31, 1995, which report appears in the Current Report on Form 8-K of the Company dated July 3, 1996. Our report refers to a change in method of accounting for mortgage servicing rights effective January 1, 1995.

                                                           KPMG Peat Marwick LLP

Boston, Massachusetts
July 1, 1996